Exhibit 4.04

Rules of the Rio Tinto Limited

Performance Share Plan 2004

(formerly known as the Mining Companies

Comparative Plan 2004)

Shareholders’ Approval1: 22 April 2004 and 5 May 2011

Directors’ Adoption: 30 January 2004

Expiry Date: 22 April 2014

530 Collins Street

Melbourne VIC 3000

Tel 61 3 9614 1011

Fax 61 3 9614 4661

www.aar.com.au

[1]	Incorporates changes approved by the Remuneration Committee on 7 February 2011

Page (i)

Table of Contents

1.	Definitions and Interpretation	1

2.	Administration of the Plan	2

3.	Eligibility	2

4.	Granting Awards	2

5.	Performance Conditions	2

6.	Individual Limits	2

7.	Vesting of Awards – general rules	3

8.	Termination of Employment	4

9.	Takeover or reconstruction	4

10.	Variation Awards	5

11.	Plan Limits	5

12.	Variation of Plan Rules	6

13.	Miscellaneous	6

14.	Terms of employment	7

15.	Governing Law	8

Page (ii)

Rules of the Rio Tinto Limited Performance

Share Plan 2004

Rio Tinto Limited

Performance Share Plan 2004

1.	Definitions and Interpretation

1.1	In this Plan unless the context otherwise requires:

ASIC means Australian Securities and Investments Commission.

Award means the a conditional right to acquire Shares under the Plan.

Award Certificate means a certificate setting out the full terms of the Performance Condition given under Rule 5.

Business Day means a day on which the Australian Securities Exchange is open for the transaction of business.

Committee means the Remuneration Committee of the board of directors of the Company as constituted from time to time (or if there is no such Remuneration Committee, means the board of directors of the Company).

Company means Rio Tinto Limited (ACN 004 458 404).

Corporations Act means the Corporation Act 2001 (Cth).

Group means the Company and all of its Subsidiaries.

Minimum Shareholding Threshold means the number of Shares required to be held by a Participant who is a director of the Company or a product group chief executive in the Rio Tinto Group, as determined in accordance with Rule 7.4.

Participant means a person to whom an Award has been granted.

Performance Condition means a condition set by the Committee under Rule 5.

Performance Period means the period over which a Performance Condition is to be satisfied.

Plan means the Rio Tinto Limited Performance Share Plan 2004 as herein set out but subject to any alterations or additions made under Rule 12 below.

Rio Tinto Group means the Group and Rio Tinto plc and its subsidiaries.

Shares means ordinary shares in the Company.

Subsidiary means a body corporate which is a subsidiary of the Company within the meaning of the Corporations Act.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

2.	Administration of the Plan

2.1	The Committee is responsible for the administration of the Plan. Subject to the express provisions of the Plan, the Committee may prescribe, amend and rescind the rules and regulations relating to it and make all determinations necessary for its administration. The determination of the Committee on all matters assigned to it under the Plan shall be conclusive.

2.2	Notwithstanding any other provision of the Plan, the operation of the Plan shall remain at the entire discretion of the Committee and shall not confer any rights whatsoever on Participants.

3.	Eligibility

Any executive director, employee or class of employees of the Company or a Subsidiary who is approved by the Committee may be granted an Award.

4.	Granting Awards

The Committee may from time to time select any eligible director or employee or class of employees for participation in the Plan and grant an Award to him. If the Committee authorises participation in the Plan by an eligible director or employee who joins the Group later than 1 January in the first year of a Performance Period, his Award will be reduced pro rata to his participation during such first year.

5.	Performance Conditions

The Committee shall make each Award subject to a Performance Condition, the achievement (or non-achievement) of which will determine the number of Shares in respect of which the Award will vest. The Company shall issue an Award Certificate to the Participant which will set out the full terms of the Performance Condition.

6.	Individual Limits

The value of the number of Shares subject to an Award shall not exceed 300% of a Participant’s basic rate of pay at 1 March of the first year of the relevant Performance Period (with an opportunity to earn up to 1.5 times this amount based on the extent to which the Performance Condition is met). The value of the Shares for this purpose shall be determined by taking the average of the market price of Shares (as derived from the Official List of the Australian Securities Exchange) for each Friday in the year immediately preceding the commencement of the relevant Performance Period, or in such other way as the Committee may determine. In determining the number of Shares subject to an Award the Committee will have regard to the value of any options granted (or to be granted) in respect of the same financial year to the Participant under the Rio Tinto Share Option Plan 2004 and/or other Rio Tinto employee incentive plan as determined by the Committee from time to time.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

7.	Vesting of Awards – general rules

7.1	After the end of a Performance Period, the number of Shares in respect of which an Award will vest shall be calculated in accordance with the Performance Condition, and unless the Committee determines otherwise under Rule 7.2, and subject to Rule 8, the Participant shall receive the appropriate number of Shares (or an equivalent amount in cash) after first deducting any sums required to be withheld on account of such delivery in respect of the Participant’s tax or social security obligations, or after making any other arrangements which may appear suitable to discharge those obligations.

7.2	The Committee may determine in its absolute discretion that the performance of a Participant or of the Group does not justify vesting to the extent determined above and may reduce the level of vesting or determine that an Award does not vest.

7.3	Any Participant who is a director of the Company or a product group chief executive in the Rio Tinto Group shall, subject to Rule 8.4 and Rule 9, hold the Shares delivered to him in accordance with Rule 7.1, or such lesser number of Shares as (taking account of any shares which he already holds and any other Shares in which he is shown as being interested in the Company’s Report and Accounts, excluding any interest in Shares held by an employee benefit trust) will make his shareholding equal to the Minimum Shareholding Threshold. He shall thereafter continue to hold Shares equal to the Minimum Shareholding Threshold, as determined by the Committee from time to time, until the Committee shall determine otherwise, subject to any variation under Rule 10.

7.4	For the purposes of Rule 7.3 above, the Minimum Shareholding Threshold is the number of Shares equal in value to two times the Participant’s basic salary on 1 March in the year in which the Award vests, or such other number as the Committee may determine from time to time. The value of the Shares for this purpose shall be determined in the manner described in Rule 6.

7.5	Any Participant who is a director of the Company or a product group chief executive of the Rio Tinto Group at the time an Award is granted to him and who is entitled to receive a number of Shares (or an equivalent amount in cash in lieu of those Shares) under the Plan (for the avoidance of doubt, as modified or reduced pro-rata under Rule 5 or Rule 6 if applicable), shall also be paid an amount of cash from the Company. The amount of cash to be so paid will be an amount equal to the aggregate cash amount of dividends (excluding any imputed or associated tax credits or rebates, such as any Australian franking credits, in relation to those dividends) that would have been paid to a holder of the relevant number of Shares in respect of the financial years comprised in the Performance Period, but excluding any dividends actually paid in respect of those Shares after their issue or transfer to the Participant and after first deducting any sums required to be withheld on account of such payment in respect of the Participant’s tax or social security obligations.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

8.	Termination of Employment

8.1	Subject to Rule 8.2, if a Participant ceases to be employed within the Group during a Performance Period his Award will lapse, unless the Committee shall in its absolute discretion decide otherwise.

8.2	If a Participant ceases to be employed within the Group during a Performance Period by reason of:

(a)	ill-health, injury, or disability (as determined by the Participant’s employer);

(b)	redundancy;

(c)	transfer to Rio Tinto plc or one of its subsidiaries;

(d)	retirement (by agreement with the Participant’s employer);

(e)	his employing company ceasing to be under the control of the Company; or

(f)	a transfer of the undertaking in which the Participant works to a person who is neither under the control of the Company nor a member of the Group;

his Award will not lapse, provided that if his employment terminates during the first 12 months of a Performance Period, the number of Shares in respect of which it can vest will be reduced pro rata.

8.3	If a Participant dies before the end of a Performance Period, his Award will vest immediately in respect of the number of Shares that is the higher of:

(a)	the number of Shares in respect of which the Award would have vested if the Performance Condition was satisfied at the median level ; and

(b)	the number of Shares in respect of which the Award would have vested if the Performance Period ended on the date of death, and performance were measured over the shortened Performance Period,

provided that if a Participant dies during the first 12 months of a Performance Period, the number of Shares will be reduced pro rata.

8.4	The Minimum Shareholding Threshold in Rule 7.3 shall not apply to Awards vesting under this Rule 8.

8.5	If the Participant ceases to be employed within the Group for any reason following the end of a Performance Period his Award will not lapse, unless he joins an employer which is a competitor of the Group.

9.	Takeover or reconstruction

9.1	In the event that any person obtains control of the Company, whether or not as a result of making a general offer to acquire shares in the Company, or if the Company is wound up, all outstanding Performance Periods will be deemed to end on the date on which control is obtained, or the winding up becomes effective, and (subject to Rule 9.2 and 9.3) Awards will vest by reference to the extent to which the relevant Performance Condition has been satisfied at that date.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

9.2	If a Performance Period is deemed to end during the first 12 months, the number of Shares in respect of which any Award will be reduced pro rata.

9.3	The Committee may determine that Rule 9.1 will not apply, but that instead all Awards will be automatically replaced by equivalent new awards over shares in any company which acquires control of the Company (provided that the Committee has first obtained the agreement of that acquiring company).

9.4	Rule 4.6 shall not apply to Awards vesting under this Rule 6.

10.	Variation of Awards

10.1	Subject to all applicable laws and listing rules, the Committee may make such adjustments as it considers appropriate, if any, to:

(a)	the number of Shares subject to an Award;

(b)	the terms of a Performance Condition;

(c)	the number of Shares which a Participant is obliged to hold pursuant to Rule 7.4; and/or

(d)	any payment to be made under Rule 7.5,

in the event of any of the circumstances set out in Rule 10.2.

10.2	The circumstances are:

(a)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or a demerger (in whatever form);

(b)	a special distribution, including a distribution in specie, made by the Company to its shareholders;

(c)	a takeover, demerger or other reconstruction (excluding liquidation or receivership) of any other company with which the Company’s performance is compared;

(d)	any other circumstances whatsoever which causes the Committee to consider that a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy, or that the Performance Condition should be waived.

10.3	After any adjustment under Rule 10.1, notice shall be given to any Participant affected thereby.

11.	Plan Limits

11.1	The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company on issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan adopted by the Company.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

11.2	The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company on issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company.

11.3	The number of Shares which may be allocated under the Plan on any day will not exceed the maximum number permitted under any applicable ASIC Class Order or other applicable instrument from the ASIC providing relief from the prospectus regime of the Corporations Act.

11.4	Allocate means, in relation to any employee option scheme, placing unissued shares under option and, in relation to other types of employee share scheme, the issue and allotment of shares.

11.5	Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned will be ignored when calculating the limits unde this rule.

12.	Variation of Plan Rules

12.1	Subject to the Corporations Act and the Listing Rules of the Australian Securities Exchange, the Committee has power to make such alterations, variations, insertions, deletions or modifications (variations) to all or any part of the rules of the Plan as the Committee thinks fit, provided that the net effect of such variation is not to prejudice the rights and entitlements of a Participant subsisting prior to the making of the amendment.

12.2	After making any variation, the Directors will give written notice to any Participant affected by the variation.

13.	Miscellaneous

13.1	By participating in the Plan the Participant acknowledges that the Committee, the board of the Company and each company in the Group may use and disclose personal information relating to Participants for all purposes which relate to the management and administration of the Plan including, without limitation:

(a)	disclosure of personal information between companies in the Group and to other companies in the Rio Tinto Group;

(b)	disclosure of personal information by companies in the Group to external service providers including banks, Plan brokers or administrators, share registries, professional advisers and mail houses; and

(c)	disclosure of personal information to future purchasers of the Company or the business in which the Participant works,

in each case whether or not the personal information is transferred from one country to another country, and the Participant consents to all such use and disclosure of all such personal information.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

13.2	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

13.3	The Committee may suspend or terminate the Plan at any time without incurring any liability to any Participant. If this is not done, the Plan will terminate on 22 April 2014 but without prejudice to Awards then outstanding.

13.4	The Company will pay the costs of introducing and administering the Plan.

13.5	Where Shares are transferred to a Participant in satisfaction of an Award, the Participant is entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date, but, subject to Rule 7.5, is not entitled to rights before that date.

13.6	The Company may satisfy Awards by the issue of Shares or by procuring the transfer of Shares or in any other way. All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in Australia or elsewhere. The Participant will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

13.7	Any Shares acquired in satisfaction of an Award will be subject to the Constitution of the Company from time to time in force.

13.8	If and so long as the Shares are listed on the Official List of the Australian Securities Exchange, the Company will apply for listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

14.	Terms of employment

14.1	For the purposes of this Rule, “Employee” means any Participant or any other employee of a company in the Group.

14.2	This Rule applies:

(a)	whether a company in the Group has full discretion in the operation of the Plan, or whether a company in the Group could be regarded as being subject to any obligations in the operation of the Plan;

(b)	during an Employee’s employment or employment relationship; and

(c)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.3	Nothing in the Plan or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the company in the Group that is his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

Rules of the Rio Tinto Limited Performance

Share Plan 2004

14.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

14.6	The rules of the Plan do not entitle an Employee to the exercise of any discretion in his favour.

14.7	Without prejudice to an Employee’s rights under an Award subject to and in accordance with the express terms of the Plan and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, irrational or might otherwise be regarded as in breach of the duty of trust and confidence or any implied duty between the Employee and the company in the Group that is his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

14.8	No Employee has any right to compensation for any loss in relation to the Plan, including:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(b)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(c)	the operation, suspension, termination or amendment of the Plan.

14.9	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the rights under an Award subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

14.10	Nothing in the Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under any legislation to enforce any term of the Plan. This does not affect any other right or remedy of a third party which may exist.

14.11	Nothing in the Plan confers any responsibility or liability on any member of the Group or any of their directors, officers, employees, representatives or agents in respect of any taxation liabilities of any Participant.

14.12	Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. To the extent that any provision is found to be invalid then it will be deemed never to have been part of the Plan and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

15.	Governing Law

The law of Victoria governs the Plan and all Awards and their construction.